INDEPENDENT ACCOUNTANT’S REPORT

PHH Mortgage Corporation
Mt. Laurel, NJ 08054

We have examined management of PHH Mortgage Corporation’s assertion, included in the accompanying Management’s Report on Assessment of Compliance with Servicing Criteria, that PHH Mortgage Corporation (the “Company”) complied with the servicing criteria for the Primary Servicing Loan Platform (the “Platform”) described in Appendix A to the accompanying Management’s Report on Assessment of Compliance with Servicing Criteria, (the “Servicing Criteria”), as of and for the year ended December 31, 2025. Appendix B to management’s assertion identifies the individual asset-backed securities’ transactions defined by management as constituting the Platform. Management is responsible for the Company’s compliance with the servicing criteria and its assertion. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with the attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the servicing criteria is fairly stated, in all material respects. An examination involves performing procedures to obtain evidence about management’s assertion on compliance with the servicing criteria. The nature, timing, and extent of the procedures selected depend on our judgment, including an assessment of the risks of material misstatement of management’s assertion on compliance with the servicing criteria, whether due to error or fraud, and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria, including tests on a sample basis of the servicing activities related to the Platform, determining whether the Company performed those selected activities in compliance with the servicing criteria during the specified period, and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to selected servicing activities performed by the Company during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each asset-backed transaction included in the Platform. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that the evidence we obtained in our examination is sufficient and appropriate to provide a reasonable basis for our opinion.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements relating to the engagement.

As described in management’s assertion, for servicing criteria 1122(d)(2)(i), 1122(d)(2)(ii), 1122(d)(4)(iv), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), and 1122(d)(4)(xiii), the Company has engaged a vendor to perform certain activities required by this servicing criteria. The Company has determined that these vendors are not considered servicers, the definition of which is any person responsible for the management or collection of the pool assets or making allocations or distributions to holders of the asset-backed securities. The Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to these vendors. The Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply, in all material respects with the servicing criteria applicable to these vendors. The Company is solely responsible for determining that the vendors are not servicers and that it is appropriate to take responsibility for the servicing criteria applicable to the vendors. We performed no procedures with respect to the Company’s determination of its eligibility to take responsibility for the servicing criteria applicable to the vendors.

Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

Other Matter

We did not perform any procedures on criteria listed in the column titled “Inapplicable Servicing Criteria” in Appendix A of management’s assertion denoted as inapplicable servicing criteria and accordingly, we do not express an opinion or provide any assurance on it.

In our opinion, management’s assertion that the Company complied with the aforementioned servicing criteria as of and for the year ended December 31, 2025, for the Platform is fairly stated, in all material respects.

February 27, 2026

THIS REPORT MAY NOT BE INCLUDED, REFERENCED TO, OR INCORPORATED BY REFERENCE IN ANY PUBLIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.